Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Three Months
	Ended
	January 31	Year Ended October 31,
	2013	2012	2011	2010	2009	2008
	(C$ millions except ratios)
	IFRS(1)	IFRS(1)	Canadian GAAP
Earnings:
Earnings before income taxes	972	3,987	4,063	4,032	1,651	(4,198)
Fixed charges, excluding interest on deposits and secured borrowings	265	1,147	1,175	906	1,218	2,306
Interest capitalized	—	—	(6)	(2)	—	—

Subtotal	1,237	5,134	5,232	4,936	2,869	(1,892)
Interest on deposits and secured borrowings	904	3,630	2,787	2,192	2,879	6,853

Total	2,141	8,764	8,019	7,128	5,748	4,961

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	216	947	962	699	1,024	2,103
Interest component of rental expense(2)	48	196	203	202	190	200
Interest capitalized	—	—	6	2	—	—
Amortization of subordinated indebtedness	1	4	4	3	4	3

Subtotal	265	1,147	1,175	906	1,218	2,306
Interest on deposits and secured borrowings	904	3,630	2,787	2,192	2,879	6,853

Total	1,169	4,777	3,962	3,098	4,097	9,159

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings	4.67	4.48	4.45	5.45	2.36	—	(3)
Including interest on deposits and secured borrowings	1.83	1.83	2.02	2.30	1.40	—	(3)

			2011	2010	2009	2008
			U.S. GAAP
Earnings:
Earnings before income taxes			3,910	3,891	1,913	(5,270)
Fixed charges, excluding interest on deposits and secured borrowings			1,175	871	1,187	2,306
Interest capitalized			(6)	(2)	—	—

Subtotal			5,079	4,760	3,100	(2,964)
Interest on deposits and secured borrowings			2,787	2,192	2,879	6,853

Total			7,866	6,952	5,979	3,889

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings			962	664	993	2,103
Interest component of rental expense(2)			203	202	190	200
Interest capitalized			6	2	—	—
Amortization of subordinated indebtedness			4	3	4	3

Subtotal			1,175	871	1,187	2,306
Interest on deposits and secured borrowings			2,787	2,192	2,879	6,853

Total			3,962	3,063	4,066	9,159

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings			4.32	5.46	2.61	—	(4)
Including interest on deposits and secured borrowings			1.99	2.27	1.47	—	(4)

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowing liabilities.
2)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.
3)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under Canadian GAAP, (both excluding and including interest on deposits) by Cdn$4,198 million.
4)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under U.S. GAAP, (both excluding and including interest on deposits) by Cdn$5,270 million.